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STAR GAS PARTNERS, L.P.

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News Announcement

CONTACT:

Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ANNOUNCES RECEIPT OF REVISED

COMPETING PROPOSAL FROM SOROS GROUP

STAMFORD, CT (March 6, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received a revised unsolicited non-binding competing proposal by the consortium consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) for the strategic recapitalization of the Partnership. The revised proposal by this consortium contemplates the formation of a new company, referred to herein as the “Soros Group,” to effectuate the transactions contained in their revised proposal.

The revised Soros Group proposal includes, among other things, a proposed commitment by the Soros Group of $32.5 million of new equity capital (compared to their prior proposal of $30 million) in which they would purchase 10 million common units at a price of $3.25 per unit. The revised proposal contemplates a standby commitment in a $37.5 million (compared to the prior proposal of $35 million) rights offering to Star’s common unitholders, at a price of $2.50 (compared to the prior proposal of $2.60) per common unit. The revised Soros Group proposal would result in the aggregate issuance of 25 million new common units (exclusive of new common units to be issued to noteholders in the notes for units exchange) and cash to the Partnership of $70 million (compared to the prior proposal of $65 million) prior to the payment of fees, expenses and other costs. Pursuant to the Soros Group proposal, the Soros Group would become the new general partner of the Partnership.

The revised Soros Group proposal contemplates maintaining the current arrangements with the holders of approximately 94% in principal amount of Star’s senior notes, including the conversion of $26.9 million of senior notes into common units at $2.00 per common unit. The Soros Group’s revised proposal also indicated that while it is not conditioned on any change to the arrangements with the Partnership’s senior noteholders, the Soros Group would be prepared to explore a revised arrangement between the Partnership and its noteholders, which would include a bridge financing facility, provided by the Soros Group, to permit the Partnership to make an asset sales proceeds offer to the senior noteholders under the terms of their indenture.

The revised Soros Group proposal, like the original proposal, is subject to completion of a confirmatory due diligence review and negotiation and execution of definitive agreements.

The board of directors of Star’s general partner, Star Gas LLC, will be evaluating the Soros Group’s revised proposal in the near future. As previously announced on February 24, 2006, the Star Gas board had determined that the original Soros Group proposal was not a “Superior Proposal” within the meaning of the Unit Purchase Agreement with Kestrel.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel Energy Partners, LLC (“Kestrel”) and holders of approximately 94% in principal amount of its senior notes. The Partnership has, in connection with the Kestrel transaction, scheduled a special meeting of unit holders which is scheduled to be held March 17, 2006.

The Kestrel transaction provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights in the Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the Kestrel transaction on January 24, 2006 and a supplement to the proxy statement relating to the original Soros Group proposal on March 1, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.